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As filed with the Securities and Exchange Commission on December 30, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ION Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-2413505
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1551 South Washington Avenue
Piscataway, New Jersey 08854
(Address of principal executive offices)

2002 Stock Incentive Plan;
Stock Option Agreement between Microframe, Inc. (predecessor to
Registrant) and Robert Levitt,
dated March 19, 1999; and
Stock Option Agreement between Microframe, Inc. (predecessor to
Registrant) and Alexander C. Stark Jr.,
dated March 10, 1998;
(Full title of the Plan(s))

Kam Saifi
Chief Executive Officer
ION Networks, Inc.
1551 South Washington Avenue
Piscataway, New Jersey 08854
(Name and address of agent for service)

(732) 529-0100
(Telephone number, including area code, of agent for service)

Copy to:
Pauline Ung
Corporate Counsel
ION Networks, Inc.
1551 South Washington Avenue
Piscataway, New Jersey 08854
(732) 529-0006

and
Jeffrey S. Marcus, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York, 10104-0012
(212) 468-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value per share	1,250,000 shares(2)	$0.26(4)	$325,000(4)	$29.90

Common Stock, $0.001 par value per share	10,000 shares(3)	$2.41(5)	$24,100	$2.22

Common Stock, $0.001 par value per share	50,000 shares(3)	$2.06(5)	$103,000	$9.48

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)
This total represents the amount of shares authorized to be issued under the Registrant's 2002 Stock Incentive Plan.
(3)
Reflects shares underlying options to purchase common stock that were previously granted.
(4)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq SmallCap Market on December 26, 2002.
(5)
Estimated solely for purposes of calculating the registration fee, and based upon the fixed exercise prices of outstanding options in accordance with Rule 457(h) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

        The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Commission are incorporated by reference herein:

          a. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002 (as filed on July 1, 2002), which includes audited financial statements for the Registrant's latest fiscal year;

          b. The Registrant's Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended March 31, 2002 (as filed on July 10, 2002);

          c. The Registrant's Amendment No. 2 to the Annual Report on Form 10-KSB/A for the year ended March 31, 2002 (as filed on August 2, 2002);

          d. The Registrant's Amendment No. 3 to the Annual Report on Form 10-KSB/A for the year ended March 31, 2002 (as filed on August 21, 2002);

          e. The Registrant's Quarterly Report on Form 10-QSB for the three months ended June 30, 2002 (as filed on August 14, 2002);

          f. The Registrant's Amendment No. 1 to the Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2002 (as filed on August 21, 2002);

          g. The Registrant's Quarterly Report on Form 10-QSB for the three months ended September 30, 2002 (as filed on November 14, 2002);

          h. The Registrant's Current Reports on Form 8-K filed with the Commission on August 6, 2002, August 14, 2002, August 21, 2002, September 16, 2002, September 18, 2002, November 5, 2002 and November 14, 2002;

          i. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the audited financial statements described in (a) above;

          j. The Registrant's Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (as filed on September 6, 2002);

          k. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed January 23, 1985 under the Exchange Act; and

          l. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

        Article Tenth of the Registrant's Certificate of Incorporation states that the Corporation shall, to the fullest extent permitted by the DGCL, indemnify any and all persons whom it shall have power to indemnify under Section 145 thereof from and against any and all of the expenses (including, without limitation, attorneys' fees and expenses), liabilities or other matters referred to in or covered by such Section, and the indemnification so provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding the position giving rise to the entitlement of indemnification, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, estate, executors and administrators of any such person.

        The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).
23.2	Consent of Deloitte and Touche LLP.
24.1	Power of Attorney (see Signature Page).

Item 9. Undertakings.

          (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant, ION Networks, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Piscataway, State of New Jersey, on December 30, 2002.

ION NETWORKS, INC.
By:	/s/ KAM SAIFI Kam Saifi Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kam Saifi and Ted Kaminer, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KAM SAIFI Kam Saifi	Chief Executive Officer, President (Principal Executive Officer) and Director	December 30, 2002
/s/ TED KAMINER Ted Kaminer	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	December 30, 2002
/s/ VINCENT CURATOLO Vincent Curatolo	Director	December 30, 2002
/s/ STEPHEN M. DEIXLER Stephen M. Deixler	Director	December 26, 2002

/s/ BARUCH HALPERN Baruch Halpern	Director	December 23, 2002
/s/ FRANK S. RUSSO Frank S. Russo	Director	December 30, 2002
/s/ ALEXANDER C. STARK, JR. Alexander C. Stark, Jr.	Director	December 29, 2002
/s/ CHRISTOPHER F. CORRADO Christopher F. Corrado	Director	December 26, 2002

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).
23.2	Consent of Deloitte and Touche LLP.
24.1	Power of Attorney (see Signature Page).

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS